Exhibit 99.1

For Immediate Release

RALPH S. CUNNINGHAM ELECTED

CHAIRMAN OF THE BOARD OF DIRECTORS OF

TETRA TECHNOLOGIES, INC.

December 1, 2006 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that Ralph S. Cunningham has been elected Chairman of the Board of Directors. He replaces J. Taft Symonds, who has retired from the Board of Directors after 25 years of service. The transition is effective today.

Dr. Cunningham has served on TETRA’s Board of Directors since 1999. Dr. Cunningham is presently a director, Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC, which is the general partner of Enterprise Products L.P., a publicly held master limited partnership. He is also a director of EnCana Corporation and Agrium, Incorporated. Dr. Cunningham’s career has included service as: President and Chief Executive Officer of CITGO Petroleum Corporation; Vice Chairman of Huntsman Corporation; and, President of Texaco Chemical Company. He also held positions earlier in his career at Exxon, Tenneco, Inc. and Clark Oil & Refining.

Geoffrey M. Hertel, TETRA’s President and Chief Executive Officer, stated, “TETRA is extremely fortunate to have a person of Ralph’s experience, professionalism and stature as our new Board Chairman. He will be replacing Taft Symonds, who helped build TETRA from its inception 25 years ago. While we respect Taft’s decision to retire from the Board after his many years of service to the Company, it was with reluctance that the Board accepted his resignation,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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